EXHIBIT 10.11

AMENDMENT NUMBER 3

OCCIDENTAL PETROLEUM CORPORATION

2005 DEFERRED COMPENSATION PLAN

WHEREAS, Occidental Petroleum Corporation (the “Corporation”) maintains the Occidental Petroleum Corporation 2005 Deferred Compensation Plan (the “Plan”) for the purpose of providing a tax-deferred opportunity for key management and highly compensated employees of the Corporation and its affiliates to accumulate additional retirement income through deferrals of cash compensation;

WHEREAS, the Plan is subject to Section 409A of the Internal Revenue Code (“Section 409A”), which imposes rules regarding the taxation of nonqualified deferred compensation plans, effective for amounts deferred after December 31, 2004;

WHEREAS, it is desirable to permit participants in the Plan to make certain distribution elections with respect to amounts deferred under the Plan in accordance with the special transition relief afforded by the preamble to the proposed regulations issued under Section 409A;

WHEREAS, the Plan was previously amended to permit participants to elect to change their distribution elections in accordance with Section 409A (the “Regular Election Change Rules”), effective November 1, 2006;

WHEREAS, because participants may make election changes in 2006 under the special Section 409A transition rules, it is desirable to delay the effective date of the Regular Election Change Rules until January 1, 2007, and to delay the effective date of the general provision allowing early payment elections so that it first applies to salary and bonuses earned in 2008;

WHEREAS, it is desirable to reduce the interest rate credited to participants’ accounts to the 5-Year Treasury Constant Maturities rate plus 2% effective January 1, 2009; and

WHEREAS, it is desirable to amend the definition of “Retirement” to reflect the effect of certain consulting agreements.

NOW, THEREFORE, effective October 12, 2006, the Plan is amended as follows:

ARTICLE II

DEFINITIONS

1.          The definition of Declared Rate is amended in its entirety to read as follows:

“Declared Rate. ‘Declared Rate’ with respect to any Plan Year means the rate at which interest will be credited on Deferral Accounts for such Plan Year. The Declared Rate for each Plan Year ending on or before December 31, 2008, shall be equal to the greater of (i) (A) plus (B) where (A) is the Moody’s Long-Term Corporate Bond Index Monthly Average Corporates as published by Moody’s Investor Services, Inc. (or successor thereto) for the month of July in the year prior to the Plan Year in question, and (B) is 3% (“Moody’s Plus Three”), or (ii) the highest yield on any unsecured debt or preferred stock of the Company that was outstanding on the last day of July in the year prior to the Plan Year in question. Such Declared Rate will be announced on or before January 1 of the applicable Plan Year. The Declared Rate for each Plan Year commencing on or after January 1, 2009, will be the monthly yield on 5-year Treasury Constant Maturities plus 2%.”

2.          The definition of “Retirement” is amended by adding the following sentence to the end of the definition:

“Notwithstanding the foregoing, with respect to Participants who executed a consulting agreement with the Company prior to October 3, 2004, ‘Retirement’ means the termination date of the Participant’s consulting agreement.”

ARTICLE IV

PARTICIPATION

3.          The first sentence of Section 4.1(b) is amended in its entirety to read as follows:

“With respect to Base Salary and/or Bonus earned after December 31, 2007, on the Deferral Election Form filed pursuant to Section 4.1(a), an Eligible Employee may irrevocably elect to receive the Base Salary and/or Bonus deferred pursuant to that election in a lump sum payment or in annual installments over two (2) to five (5) years commencing prior to Retirement in an Early Payment Year.”

ARTICLE V

BENEFITS

4.          Sections 5.1(b)(ii), (iii), and (iv) and the last sentence of Section 5.2(c), which were originally added with an effective date of November 1, 2006, shall instead be effective on January 1, 2007.

5.          Section 5.11 is added to read as follows:

“5.11 Special Transition Rule Election.

(a)             Notwithstanding anything herein to the contrary, pursuant to the transition rules under Section 409A of the Code and the regulations and guidance thereunder, each Participant who has not separated from service as of October 12, 2006 may make a new payment election (a ‘Special Transition Rule Election’) with respect to (i) the balance of his Deferral Accounts as of December 31, 2006 together with interest credited thereto prior to distribution (his “December 31 Balance”) and/or (ii) any deferred 2006 bonus (i.e., that portion of any bonus earned in 2006 and payable in 2007 that the Participant elected to defer under this Plan) plus interest credited thereto prior to distribution (his “2006 Deferred Bonus”). As part of such election, the Participant may elect to receive his Retirement Benefit in any form described in Section 5.1 and calculated under either the Amortization Method or the Fractional Method. In addition, the Participant may elect up to two Early Payment Dates with installment payments (if any) calculated under the Amortization Method or the Fractional Method. Notwithstanding the provisions of Section 4.1(b) or Section 5.4 to the contrary, a Participant may elect any Early Payment Date other than 2006 regardless of the year in which the Compensation was deferred, except that (i) the earliest Early Payment Date that a Participant may elect with respect to his 2006 Deferred Bonus is 2008, and (ii) if a Participant elects 2007 as an Early Payment Date with respect to his December 31 Balance, payment will be made in July of 2007. A Participant may elect that all, any portion or no portion of his December 31 Balance and/or all, any portion or no portion of his 2006 Deferred Bonus be paid on an Early Payment Date, but (i) the Participant may not select more than two Early Payment Dates under this Special Transition Rule Election and may not elect any additional Early Payment Dates under Section 4.1(b) if such election would result in more than two scheduled Early Payment Dates and (ii) the Participant may not make different elections with respect to the form or manner of calculation of his Retirement Benefit with respect to his December 31 Balance and his 2006 Deferred Bonus.

(b)            Notwithstanding anything herein to the contrary, if a Participant has separated from service due to Retirement as of October 12, 2006, he may make a new payment election with respect to his December 31 Balance. As part of such election, the Participant may elect (1) to receive a lump sum distribution of his entire Deferral Account balance in July of 2007 or (2) to change the number of Retirement Benefit installment payments as permitted under Section 5.1, provided that the Participant may not extend the number of installments to more than twenty annual installments (including installment payments that have already been made).

(c)             If a Participant elects 2007 as an Early Payment Date for his December 31 Balance, he may not elect to defer any Compensation earned in 2007 under the Occidental Petroleum Corporation Modified Deferred Compensation Plan.

(d)            In addition, as part of the special election under this Section 5.11, a Participant may change the form and manner of calculation of the payment of benefits to his Beneficiary in the event that the Participant dies while employed by the Company after becoming eligible for Retirement.

(e)             A Participant must elect the same form and manner of calculating his Retirement Benefit under (a) or (b) of this Section 5.11 and the same form and manner of calculating his Beneficiary Benefit under (d) of this Section 5.11 as he elects for such benefits under the Occidental Petroleum Corporation Deferred Compensation Plan 2 and the Occidental Petroleum Corporation Modified Deferred Compensation Plan.

(f)             Any election under this Section 5.11 must be made by November 3, 2006, or such later date as permitted by the Committee, but in no event later than December 31, 2006.

(g)            A Participant’s election under this Section 5.11 shall supersede any previous election made or deemed to be made under this Plan. If a Participant does not timely make an election under this Section 5.11, the elections he otherwise made or makes or was deemed to make shall apply and may be changed only in accordance with the other terms of this Plan. However, any distribution election that had not become effective by October 12, 2006, shall be null and void.”

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this amendment this 12th day of October, 2006.

OCCIDENTAL PETROLEUM CORPORATION

By: /s/ RICHARD W. HALLOCK

Richard W. Hallock

Executive Vice-President, Human Resources

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